PRESS RELEASE


             FIRST FEDERAL BANCORPORATION
    ANNOUNCES ADOPTION OF STOCK REPURCHASE PROGRAM


     Bemidji, Minnesota ... October 26, 1999; First Federal Bancorporation (NASDAQ: BDJI) announced today that it is commencing a stock repurchase program to acquire up to 142,326 shares of the Corporation's common stock, which represents approximately 10% of the currently outstanding shares of common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation. The Company recently concluded a stock repurchase program which it adopted in September 1998, wherein it repurchased 74,080 shares of Company Common Stock.

     William R. Belford, President of the Corporation, stated that the Board of Directors has authorized the new stock repurchase program, which is expected to be completed within the next twelve months because the Board of Directors considers the Corporation's common stock to be undervalued and an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings and book value.

     According to Mr. Belford, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     First Federal Bancorporation is the holding company for First Federal Bank, Bemidji, Minnesota. The bank operates five banking offices in Northern Minnesota.